Exhibit 99.60

100 King Street West, Suite 5700, Toronto, Ontario, Canada, M5X 1C7
Tel: +1 (416) 915-4149

444 Cedar Street, Suite 2060, St. Paul, MN 55101
Tel: +1 (651) 389-4100

www.polymetmining.com

March 22, 2019

Glencore AG

Dear Sirs:

Reference is made to the extension agreement (the “Extension Agreement”) dated the date hereof between PolyMet Mining Corp. (the “Company”) and Glencore AG (“Glencore”). All capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Extension Agreement.

The Company hereby agrees to (i) extend the expiry date of the Exchange Warrant to the earlier of (A) March 31, 2020, and (B) the date on which the Convertible Debt is fully repaid (the “Expiry Date Extension”), (ii) issue 6,458,001 new purchase warrants to Glencore having an expiry date of March 31, 2024 and an exercise price equal to the “market price” (as defined under the Toronto Stock Exchange (“TSX”) Company Manual, but otherwise have the same terms and conditions as the existing Purchase Warrants) of the Company’s shares on the TSX as soon as written receipt of the TSX is obtained (which submission for approval will be made to the TSX as of the date of this letter) (the “Purchase Warrant Issuance”); and (iii) use its commercially reasonable best efforts to reduce the exercise price (the “Exercise Price Reduction”) of the Exchange Warrant to the lowest price permitted by the TSX and the NYSE American Exchange (collectively, the “Exchanges”), in each case subject to obtaining any necessary approvals or consents of the Exchanges.

The Company hereby agrees to obtain any necessary approvals of the Exchanges in respect of the Expiry Date Extension and the Purchase Warrant Issuance as soon as possible and by no later than March 31, 2019. The Company hereby agrees to use its commercially reasonable best efforts to obtain any necessary approvals of the Exchanges in respect of the Exercise Price Reduction prior to April 12, 2019, and that any such reduction shall be effective upon receipt of any such approvals. Glencore acknowledges that the approval of the Exchanges in respect of the Exercise Price Reduction may not be achievable by the foregoing outside date or not at all without shareholder approval, in which case the parties hereto shall discuss other alternatives with respect to such amendments.

If the foregoing coincides with your understanding of our agreement, please sign the enclosed copy of this letter below and return it to the undersigned.

Yours truly,

POLYMET MINING CORP.

By:	/s/ Martin Haering
Authorized Signing Officer

Acknowledged and agreed as of the 22nd day of March, 2019.

GLENCORE AG

By:	/s/ Andreas Hubmann
Authorized Signing Officer